EXCALIBUR TECHNOLOGIES
                2000 Corporate Ridge Suite 1095 McLean, VA 22102
                      Tel (703)790-2110 FAX (703)790-2111






September 7, 1995



James Buchanan
236 Meadowbrook Drive
Cranberry Township, PA  16066

Dear James,

It is my pleasure to offer you the position of Chief Financial Officer for Excalibur Technologies Corporation. As agreed upon, your start date will be September 13, 1995 and your place of employment will be 2000 Corporate Ridge in McLean, Virginia.

Alon with this letter, I am enclosing two copies of Excalibur's standard Confidentiality Agreement. Please sign and return both copies of the agreement to me prior to commencement of your employment. A fully executed copy will be returned to you for your records.

Your compensation will be as follows:

Salary
      $150.000 annual salary, paid semi-monthly.

Revenue Attainment Bonus
      A potential pro-rated bonus of $15,000, evaluated and paid quarterly, based on Excalibur meeting its FY96 corporate revenue budget each quarter, as approved or modified by the Board of Directors.

Profitability Bonus
      A potential pro-rated bonus of $15,000, evaluated and paid after the final financial figures for FY96 are known, based on Excalibur achieving profitability for the second half of FY96, as reported on the Net Profit line on Excalibur's financial statements, but not including this bonus or similar bonuses paid to other executives of Excalibur.

Performance Bonus
      A potential pro-rated bonus of $7,500, evaluated and paid at the end of FY96, based on a subjective evaluation of your performance during FY96 by Excalibur's Board of Directors.

James Buchanan
September 7, 1995
Page 2


Stock Options

       Upon start of your employment you will be granted options under the Excalibur Incentive Plan to purchase 30,000 shares of Excalibur stock.

       An additional grant of 30,000 shares of Excalibur stock will be granted upon the first anniversary of your employment.

       An additional grant of 40,000 shares of Excalibur stock will be granted upon your second anniversary of employment bringing the total shares of stock granted to 100,000.

       Such grants are made at the market price at the time of grant (average of closing price of stock for the ten trading days preceding the date of grant), and vest 12.5% every six months.

       The options are subject to the rules and requirements of the Excalibur Incentive Plan, the IRS Code, and any changes made by a a third party which may effect the issuance of or accounting for these options by the Company. This clause is valid as long as you are employed by Excalibur and are not released for cause.

Relocation Bonus
       At the time you relocate your personal residence to the McLean, Virginia area, you will be paid a relocation bonus of $50,000 (before taxes are deducted). If you resign from Excalibur, or are terminated for cause (definition of "cause" attached), anytime within the first two years of employment, you agree to repay a pro-rated amount of the net after-tax Relocation Bonus you receive.

Discharge of Employee
       Should you be let from Excalibur for any reason other than cause you will receive an amount equal to 12 months compensation of your annual salary upon the date of your discharge. You will be paid the foregoing amount periodically, as though you were still on Excalibur's semi-monthly payroll.

       If you are  terminated  for  cause  you  will  not  receive  any  further
       compensation.   If  you  resign  you  will  not   receive   any   further
       compensation.

Expenses
       Out-of-pocket and travel expenses will be approved on a case-by-case basis and must be documented and filed on Excalibur's expense report forms. Mileage for business travel will be reimbursed at the IRS standard rate.

Other Benefits
       Your are eligible for coverage by the company's health insurance plan for full-time employees and will receive 3 weeks paid vacation per year, which accrues at ten (10) hours per month with a maximum accrual of 120 hours. After 90 days of employment you will be eligible to participate in Excalibur's 401(k) plan.

James Buchanan
September 7, 1995
Page 3




This letter outlines the basis for your compensation in the position of Chief Financial Officer for Excalibur Technologies Corporation for the remainder of fiscal year 1996. Nothing in this letter should be interpreted to imply a duration of employment. You will be an employee at will with Excalibur Technologies Corporation.


If you have any questions regarding any of the above, pleas do not hesitate to contact me.

Sincerely,


/s/Patrick C. Condo
Patrick C. Condo
President



Cc:   Personnel File



Please sign and return a copy of this letter documenting your understanding and acceptance of these terms and conditions.




James Buchanan: /s/James Buchanan                     Date: 9/13/95
                -----------------------                     -------------

James Buchanan
September 7, 1995
Page 4





                                   ATTACHMENT


                               DEFINITION OF CAUSE




      CAUSE: "Cause" shall mean any or all of the following: (i) the willful and continued failure by Employee to perform his duties (other than any such failure resulting from Employee's incapacity due to physical or mental illness or injury) after demand for performance is delivered by the Company that specifically identifies the manner in which the Company believes Employee has not substantially performed his duties, which failure is not cured within 30 days after written notice is given; (ii) conduct by Employee involving fraud, dishonesty, moral turpitude, willful or grossly negligent misconduct, bad faith or other conduct amounting to a breach of Employee's fiduciary duties to the Company (provided, however, that in the cause of grossly negligent misconduct amounting to a breach of Employee's fiduciary duties to the company that, by its nature, is susceptible to cure by subsequent acts of Employee, Employee shall have 30 days after demand by the Company to cure such grossly negligent misconduct); or (iii) a failure by Employee to comply with any material provision of this Compensation Letter which failure is not cured within 30 days after written notice of such noncompliance has been given by the Company to Employee. For purposes of this definition of Cause, no act, or failure to act, by Employee shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.